Exhibit 21


                             THERMO REMEDIATION INC.

                         SUBSIDIARIES OF THE REGISTRANT


   At May 24, 1996, Thermo Remediation Inc. owned the following companies:


                                                  State or       Registrant's
                                                Jurisdiction         % of
   Name                                       of Incorporation    Ownership
   --------------------------------------------------------------------------

   Eberline Holdings Inc.                         Delaware            100%
     Eberline Analytical Corporation              New Mexico          100%
       Thermo Hanford Inc.                        Delaware            100%
       TMA/NORCAL Inc.                            California          100%
   Remediation Technologies, Inc.                 Delaware            100%
     RETEC Thermal, Inc.                          Delaware            100%
       ReTec/Tetra L.C.                           Texas                50%*
   Thermo Fluids Inc.                             Delaware            100%
   TPS Technologies Inc.                          Florida             100%
    TPST Soil Recyclers of California Inc.        California          100%
      California Hydrocarbon, Inc.                Nevada              100%
     TPST Soil Recyclers of Maryland Inc.         Maryland            100%
    Todds Lane Limited Partnership                Maryland            100%*
    TPST Soil Recyclers of New York Inc.          New York            100%
    TPST Soil Recyclers of Oregon Inc.            Oregon              100%
    TPST Soil Recyclers of South Carolina Inc.    Delaware            100%
    TPST Soil Recyclers of Virginia Inc.          Delaware            100%
    TPST Soil Recyclers of Washington Inc.        Washington          100%
   TMA/Hanford, Inc.                              Washington          100%


   * Joint Venture/Partnership